Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES
NORTHMEADOW MEDICAL CENTER IN ROSWELL, GEORGIA

Santa Ana, Calif., November 20, 2007 – NNN Healthcare/Office REIT, Inc. has acquired Northmeadow Medical Center. The acquisition closed on November 15, 2007.

Northmeadow Medical Center is an approximately 51,000-square-foot, multi-tenant medical office building in the Atlanta suburb of Roswell, Georgia. Built in 1999 on nearly five-and-a-half acres, the property is strategically located directly across the street from the North Fulton Regional Hospital campus. The property features abundant parking with a total of 262 spaces, resulting in a parking ratio of 5.1 spaces per 1,000 square feet.

North Fulton Regional Hospital (NFRH), managed by Tenet Healthcare Corporation, is a 167-bed acute-care hospital that serves North Fulton and the surrounding counties, and is one of only three Level II Trauma Centers in the Metro Atlanta area. Built in 1983, the hospital employs more than 1,000 staff members, 400 physicians, and nearly 200 volunteers. Currently, the hospital is undergoing a $50 million master renovation and construction plan that will continue over the next 12 months and add ten new exam and treatment rooms, a new trauma room, and numerous other key services to the hospital.

“Northmeadow Medical Center is an exceptional addition to our growing portfolio of properties,” explained Danny Prosky, vice president of acquisitions for NNN Healthcare/Office REIT, Inc. “This acquisition offers superior access to a major hospital, has leases in place that do not begin to expire until 2012, and is located in a growing region.”

Northmeadow Medical Center is approximately 99 percent leased to numerous tenants, including Northside Hospital, North Fulton Urology, and North Point Pulmonary.

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2 – 2 – 2 NNN Healthcare/Office REIT Acquires Northmeadow Medical Center

NNN Healthcare/Office REIT purchased Northmeadow Medical Center from Northmeadow Parkway, LLC, which was represented by Gary Lee and Andrew Murphy of Carter Real Estate. Financing was provided by LaSalle Bank National Association. Asset management services will be provided by NNN Realty Advisors, Inc.

As of October 31, 2007, NNN Healthcare/Office REIT has sold approximately 18.1 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for more than $180 million through its initial public offering, which began in the third quarter of 2006.

NNN Healthcare/Office REIT offers a monthly distribution of 7.25 percent per annum and has made fourteen other geographically-diverse acquisitions:

•	East Florida Senior Care Center Portfolio in Jacksonville, Winter Park, and Sunrise, Florida;

•	2750 Monroe Boulevard in Valley Forge, Pennsylvania;

•	St. Mary Physicians Center in Long Beach, California;

•	Kokomo Medical Office Park in Kokomo, Indiana;

•	1 and 4 Market Exchange in Columbus, Ohio;

•	Gwinnett Professional Center in Lawrenceville, Georgia;

•	Triumph Hospital Northwest and Triumph Hospital Southwest in Greater Houston, Texas;

•	Thunderbird Medical Plaza in Glendale, Arizona;

•	Shakerag Medical Center and Yorktown Medical Center in Fayette County, Georgia;

•	Commons V Medical Office Building in Naples, Florida;

•	Lenox Office Park Building G in Memphis, Tennessee;

•	The Gallery Professional Building in St. Paul, Minnesota;

•	Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana; and

•	Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana.

Including the purchase of Northmeadow Medical Center, NNN Healthcare/Office REIT has acquired a portfolio of properties valued in excess of $294 million.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Healthcare/Office REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 39.1 million square feet of real estate, including approximately 10,100 apartment units, with a combined market value approaching $5.4 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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